CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and entered into this 26 day of November, 2007 by and between Hayden Financial Corp.21560 Toledo Road, Boca Raton, Florida 33433, Phone number 561-447-7177, hereinafter referred to as "the Consultant" or "HFC" and Axiom Management Inc., 14111 Freeway Drive, Santa Fe Springs, CA, 90670, Phone number 562-986-4460 Ext. 104, hereinafter referred to as the "Company" or "AXMA".

WHEREAS, the Consultant is desirous of being engaged by the Company, and the Company has agreed to engage the Consultant upon certain terms and conditions contained in this Agreement, one of which is the execution of this Agreement by both parties;

WHEREAS, the Company requires investor relations services and desires to employ and compensate Consultant to provide such services as an independent consultant.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Consultant do hereby agree as follows:

1. ENGAGEMENT. The Company hereby engages the Consultant to provide investor relations assistance to the Company and the Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth.

2. TERM. The Term of this Agreement shall begin upon the signing of this Agreement by both parties, and continue for a period of six (6) months. The Agreement shall be extended automatically upon the mutual consent of the parties. Non-renewal will require written notice thirty (30) days prior to the anniversary date of the Agreement or upon the anniversary date of any renewals. Changes in terms and conditions (if any) shall be submitted in writing at least thirty (30) days prior to any renewal. Mutual agreement must be reached in writing before any such changes will be binding upon the parties.

3. COMPENSATION. The Company shall compensate the Consultant according to the following:

   a.) A total of $30,000. Payable in cash as follows:
   $2,500. On or before the 1st day of each month starting (Pursuant to Section 2) until the Company has received proceeds from the "Private Offering Memorandum". At such time the Company will pay the balance of funds that would be equal to the equivalent of $5,000. per month, and continue at the rate of $5,000. Until the end of Agreement term.

   b.) A total of Three-Hundred and Fifty Thousand (350,000) shares of the company's restricted 144 common stock. Payable as Follows:
   175,000 shares of common stock due ten (10) days from the signing of this Agreement.
   175,000 shares of common stock due sixty days (60) from the signing of this Agreement.

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c.) The issued shares will have piggyback registration rights. Company is hereby notified that HFC will redistribute payment to subcontractors simultaneously.

4. SERVICES OF THE CONSULTANT. The Consultant shall provide consulting services in all of the following areas:

a) Technical and analytical consulting concerning management, marketing, corporate organization and structure, and expansion of services.
b) Acting as a liaison between the Company and broker-dealers to establish broker-dealer awareness.
c) Acting as liaison with respect to existing and potential market makers.

5. LIMITATIONS ON SERVICES. The parties recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers Inc., in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, Consultant agrees:

a) Consultant shall not release any financial or other information or data about the Company without the advance written consent and approval of the Company.
b) Consultant shall not conduct any meetings with financial analysts without informing the Company in advance of the proposed meeting and the format or agenda of such meeting and the Company may elect to have a representative of the Company attend such meetings.
c) Consultant shall not release any information or data about the Company to any selected or limited person(s), entity, or group if Consultant is aware that such information or data has not been generally released or promulgated.
d) Consultant acknowledges that non-public information relating to business operations, financial and accounting information, plans of operations and potential acquisitions or mergers prior to public announcement are confidential and proprietary to the Company. Consultant covenants and agrees that it will not disclose any confidential information to any person, firm or entity without the express advance written consent of Company, and that any unauthorized disclosure or use of confidential information by consultant constitutes misappropriation of trade secrets and confidential information. Consultant further agrees that Company shall retain proprietary rights to the confidential information and that Consultant shall claim no right of ownership therein.

6. ACTIONS OF COMPANY. The Company accepts responsibility for the following activities:

a) Company shall supply Consultant on a regular and timely basis all approved data and information about the Company, its management, its products, and its operations, and Company shall be responsible for advising Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to Consultant so that Consultant may take corrective action.
b) Company shall notify Consultant of any proposed or intended filings and shall promptly supply Consultant with full and complete copies of any and all filings prior to registration. Such filings would include but not be limited to, Regulation S, SB-2, S-8 and Preferred Stock with all federal and state agencies; with full and complete copies of

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all shareholder reports and communications, whether or not prepared with Consultant's assistance, with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/services brochures, sales materials, etc.

c) Company shall promptly notify Consultant of the filing of any registration statement 5 days prior to the sale of securities and of any other event that triggers any restrictions on publicity.

d) Company shall contemporaneously notify Consultant if any information or data being supplied to Consultant has not been generally released or promulgated.

7 REPRESENTATION AND INDEMNIFICATION.

a) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information, and data which it supplies to Consultant, and the Company acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions.

b) Consultant in the absence of notice in writing from the Company will rely on continuing accuracy of material, information, and data supplied by the Company.

8. TIME AND EFFORT. The Consultant shall devote time and effort in performing services hereunder as is reasonably required and at reasonable times.

9. TERMINATION. This Agreement may not be terminated by either party prior to the expiration of the term except as follows:

a) upon the bankruptcy of either party;

b) upon either party having applied or applying for a receiver appointed for all or a substantial part of such party's assets or business;

c) upon a material breach by either party;

10. SELECTION OF ENTITIES. The Consultant in its sole and absolute discretion shall hire, retain, or employ such individuals, corporations, partnerships or other entities to perform services, as Consultant deems necessary. Consultant shall hold Company harmless and indemnify Company from any and all claims relating to said parties.

11. COSTS AND EXPENSES. All costs and expenses that the Consultant shall incur, as a result of the aforementioned services on behalf of the Company shall be the sole responsibility of the Consultant unless otherwise provided herein.

Expenses to be paid by the Company to the Consultant will be submitted to, approved, and paid in advance by the Company prior to expenses being incurred.

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12. RELATIONSHIP OF THE PARTIES. The Consultant shall not by reason of this agreement or the performance of duties hereunder unless otherwise agreed between the parties, be or be deemed to be an employee, agent, partner, co-venturer or controlling person of the Company. The Consultant shall have no power to enter into any agreement on behalf of or otherwise bind the Company. The Consultant shall not have or be deemed to have any fiduciary obligation or duties to the Company and is not an agent to the Company except as set forth herein. Neither party to this agreement is intended to have any interest in the business or property of the other. Consultant shall be deemed to be an Independent Contractor.

13. ASSIGNABILITY. This contract is not assignable by the Consultant but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business, to any of the Company's affiliates controlled by or under common control with the Company.

14. HOLD HARMLESS. In the event that any of the signatories become involved in any action, proceeding or investigation in connection with the matters referred to in this agreement, each of the undersigned signatories will indemnify, defend, save and hold harmless the other undersigned signatories and their affiliated partners, officers, employees, agents, control persons and associates against any and all losses, claims, damages or liabilities, to the full extent lawful, including reasonable attorney fees of counsel chosen by the undersigned signatories and the cost of any investigation and preparation incurred in connection therewith such losses, claims, etc., hereafter referred to as "damages", provided however, each of the undersigned signatories, its agents, or severally, their other associates shall not be entitled to indemnification by the other undersigned signatories thereunder with respect to any damages arising out of , or based upon, the gross negligence of any of the undersigned signatories as determined by a court of competent jurisdiction.

15. SEVERABILITY. If any part of this agreement is adjudged invalid, illegal, or unenforceable, the remaining parts shall be enforceable.

16. PARAGRAPH HEADINGS. The headings of the paragraphs contained in this agreement are for convenience only.

17. LAW. Any dispute between the Consultant and the Company involving the interpretation or application of any provision of this contract shall be governed by the laws of the State of Florida. Venue will be in Palm Beach County, Florida.

18. ATTORNEY'S FEES, COSTS. Should any litigation, including breach, enforcement, or interpretation, arise out of this contract, the prevailing party in such litigation shall be entitled to recover reasonable attorney's fees, costs and expenses.

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19. OTHER AGREEMENTS. The parties represent that no other agreement; oral or written exists between them. This Agreement sets forth the entire Agreement between the parties hereto and cannot be modified or supplemented orally.

20. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, to the President of each entity at the entity's principal office.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one Agreement. Any counterpart must contain an original signature of each signatory to be considered an original Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this agreement this 7 day of December 2007

Hayden Financial Corp.

By: Robert Gartzman, President

12.07.07
Date

Axiom Management Inc.

Peter A. Morales

By: Peter Morales, President

December 7, 2007
Date

C: AXMA-HFC.IR. AGREEMENT .07.07